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                                                                 EXHIBIT 21.1

                 SUBSIDIARIES OF FEDERAL DATA CORPORATION


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                            State of                          Doing
Subsidiaries             Incorporation                   Business Name
------------             -------------                   -------------
FDCT Corp.                  Delaware                 FDCT Corp.

FDC Technologies, Inc.      Delaware                 FDC Technologies, Inc.

NYMA, Inc.                  Maryland                 NYMA, Inc.

Sylvest Management          Maryland                 Sylvest Management
  Systems Corporation                                  Systems Corporation

R.O.W. Sciences, Inc.       Delaware                 R.O.W. Sciences, Inc.

Technical and Management    New Jersey               Technical and Management
  Assistance, Inc.                                     Assistance, Inc.
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